UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 1, 2005

PAINCARE HOLDINGS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

FLORIDA	1-14160	(06-1110906)
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NUMBER)

1030 N. ORANGE AVENUE, SUITE 105

ORLANDO, FLORIDA 32801

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES INCLUDING ZIP CODE)

(407) 367-0944

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

(407) 367-0950

(REGISTRANT’S FACSIMILE NUMBER, INCLUDING AREA CODE)

WWW.PAINCAREINC.COM

(REGISTRANT’S WEBSITE ADDRESS)

Z:\Pain Care\Form 8-K\Gables\Gables 8-K.doc

ITEM 2.01	ACQUISITION OR DISPOSITION OF ASSETS

On August 3, 2005, PainCare Holdings, Inc. announced that it received regulatory approval and satisfied all pre-closing conditions associated with acquiring a controlling interest in PSHS Beta Partners, Ltd. d/b/a Gables Surgical Center (GSC), a Medicare certified and Florida licensed ambulatory surgical center located in Miami, Florida.

In accordance with the terms of the acquisition agreement, PainCare acquired on August 1, 2005 through a wholly owned subsidiary, 100% of the interest in GSC owned by the General Partner, PSHS Partnership Ventures, Inc., and approximately 25% of the interest in GSC owned by four Limited Partners. PainCare Surgery Centers II, Inc., a wholly owned subsidiary of PainCare, has become the sole general partner of GSC and owns 73% of all partnership interests in the partnership.

In consideration for the general partner’s interest and a controlling stake in GSC, PainCare paid the sellers a total of $8,221,370 less $133,925 in long-term debt that was satisfied at closing in a combination of cash, notes and common stock. Based on its historical financial performance, GSC is expected to contribute more than $3.5 million in net revenues and more than $1.5 million in net operating income to PainCare each year.

PainCare will fund the cash portion of the initial purchase price from the proceeds of the recently completed debt financing.

Neither GSC nor its partners, except the general partner, have any prior relationship with us. We previously acquired from the general partner of GSC, PSHS Partnership Ventures, Inc., its general partnership interest in the Lake Worth Surgery Center.

The acquisition has been accounted for using the purchase method of accounting.

ITEM 9.01	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

Exhibits	Material Contracts

Exhibit 10.1	Securities Purchase Agreement

Exhibit 99.1	Press Release dated August 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PAINCARE HOLDINGS, INC.

Date:	August 3, 2005	By:	/s/ RANDY LUBINSKY

Chief Executive Officer and Director

Date:	August 3, 2005	By:	/s/ MARK SZPORKA

Chief Financial Officer, Secretary and Director